Exhibit 10.1

Franklin Bank Corp.
Houston, TX

Key Employee Intermediate-Term Incentive
Compensation Plan

A Performance Unit Plan for Selected
Executives and Other Key Contributors

Effective August 14, 2006

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TABLE OF CONTENTS

Section		Page

c.	Status Reporting to Participants	10

d.	No Pledge or Hypothecation	10

e.	Sunset Provision	10

f.	Amendment	11

Exhibits

Exhibit A -	Definitions of Key Terms

Exhibit B -	Sample Performance Unit Plan Grant Agreement

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FRANKLIN BANK CORP.
Key Employee Intermediate-Term Incentive
Compensation Plan

I.          Plan Purposes

The purposes of this Plan are three-fold:

•	foster corporate growth and attainment of performance objectives.
•	recognize participants’ contributions to the Company’s success.
•	attract and retain the services of significant contributors for the business.

          The Plan will permit participating employees to realize future financial rewards when their collective performances result in attainment of the Company’s strategic objectives for growth, profitability/efficiency and increased enterprise value.

II.      Compensation Philosophy

          Franklin Bank Corp. and its Subsidiaries (hereafter collectively referred to as “Franklin” or “the Company”) wish to provide a comprehensive compensation program for those employees whose performance and contributions to the business materially enhance and aid the attainment of desired business results.  This intermediate-term incentive plan is intended to be an integral part of the total compensation opportunity offered by the Company to these key employees.

          This Plan is an adjunct, not an offset, to the other forms of compensation already provided by the Company competitive base salaries, annual bonus award opportunities, long-term incentive award opportunities and comprehensive health & welfare benefits.

III.     Definitions of Key Terms

          This Plan contains several terms which may be unfamiliar to Participants and/or have a specific legal definition when used in the context of this type of employee compensation plan.  Accordingly, reference is made to the Plan terms and their definitions contained in Exhibit A to the Plan.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in Exhibit A to the Plan.

IV.     Participation

          Participation in this Plan is open to the Chief Executive Officer (the “CEO”) and the selected key employees of the Company recommended by the CEO and approved by the Compensation Committee to have made significant contributions to the progress and growth of the business through the performance of his/her assigned responsibilities, and/or who offer a high potential for long-term professional growth within the Franklin organization (each, a “Key Employee” or “Participant”).

          Participation will be limited to a small number of senior executives, business unit managers and a select group of other key personnel.  The extent of participation among employees may vary based on level, scope and type of individual responsibility in the organization, the significance of actual contributions to the development and success of the business, and the importance of potential future contributions to the business.

          Once selected for participation in a particular Performance Cycle, an employee’s participation in future Performance Cycles is not guaranteed.  Changes in organization role and/or personal performance level may affect participation in future Performance Cycles.  The recommendation of the CEO and the approval of the Compensation Committee as to the extent of an employee’s participation, if any, is final.

          Officers and other employees who may be considered corporate insiders under the Securities Exchange Act of 1934, as amended, will participate in this Plan under the same eligibility guidelines defined for other employees of the Company.

V.      Award Opportunities

          This Plan is intended to provide Key Employees with intermediate-term compensation opportunities based on appreciation in the value of the business and the success of particular development projects that the Company undertakes.  Awards under this Plan will be expressed in terms of rights to the value of the awarded “Performance Units” at the conclusion of a designated Performance Cycle.

a.	Types of Award Opportunities. Under this Plan, Participants will be eligible to receive only one type of award—a Performance Unit. This type of award is further explained (defined) in Exhibit A.

b.

Performance Cycles.  The Compensation Committee will grant Performance Units to Participants, usually at the beginning of a defined Performance Cycle.  The term of each Cycle will be determined by the Compensation Committee.

c.

Performance Units Subject to the Plan.  The number of Performance Units awarded to Key Employees for a specific Performance Cycle will be recommended by the CEO and approved by the Compensation Committee.

d.

Price Basis for Performance Units and the Valuation of Performance Units.  The final value of a Performance Unit—at the conclusion of a Performance Cycle—will be the average of the closing prices of the Company’s common stock on the last day of each fiscal quarter during the last year of the Performance Cycle.

e.

Defining Performance Criteria and Setting Performance Goals.  Prior to the grant of Performance Units, the CEO will recommend (for Participants other than the CEO) and the Compensation Committee shall approve the criteria for earning Performance Units and the specific Performance Goals which must be achieved.  The CEO will recommend (for Participants other than the CEO) and the Compensation Committee shall approve a Threshold, Target and Outstanding level of achievement for each Participant, as well as the number of Performance Units to be earned by each Participant at each level of achievement.  The Compensation Committee will make all determinations regarding the participation of the CEO in this Plan, including the criteria for earning Performance Units, the specific Performance Goals which must be achieved, the Threshold, Target and Outstanding levels of achievement and the number of Performance Units the CEO will earn at each level of achievement.

f.

Terms and Conditions of Awards.  Terms and conditions of each grant will be determined individually and documented in a Performance Unit Plan Grant Agreement.  This agreement will serve as the agreement between the Participant and the Company regarding the nature and size of the grant, Performance Goals for earning Performance Units, and all other terms, qualifications and contingencies affecting the grant.  Exhibit B contains the form of grant agreement.

The provisions of the grant agreement (including without limitation the Performance Goals) need not be the same with respect to each Participant.

          Further, in cases where Individual Agreements with individual Participants contain specific provisions which differ from the general provisions contained in this Plan Description, the provisions of the Individual Agreement will take precedence and will be considered binding.  Where Individual Agreements are silent on certain topics, the terms outlined in this Plan Description will be considered binding.

VI.	Award Determination and Distribution

a.

Determination of Performance Unit Grants.  Grants may be made during a Performance Cycle as new Participants become eligible, Participants are promoted to new assignments within the organization, or specific performance of a Participant warrants such additional consideration.

b.

Vesting of Performance Unit Grants.  Grants made under this Plan will only vest six months after the conclusion of the Performance Cycle and upon satisfaction of the Performance Goals established for such cycle and compliance with all other provisions of the grant.  However, portions of a grant may be forfeited, or vesting may be accelerated, under certain special circumstances as defined below:

1.

Change in Control.  Upon a Change in Control, outstanding Performance Units will fully vest and the Company will make a payout to each Participant using the Outstanding level of achievement for each Participant and the Change in Control Price.

2.

Normal Retirement, Permanent Disability or Death of the Employee.  Following Normal Retirement, Disability or death of a Participant, the Company will make a pro-rated award payout to the Participant, the Participant’s guardian or the Participant’s estate at the conclusion of the Performance Cycle based on the duration of Participant’s active employment time during that Performance Cycle, as determined by the Plan Administrator and approved by the Compensation Committee.

3.

Voluntary Termination of Employment.  Should a Participant resign from the Company before the completion of a Performance Cycle, all interests in the associated Performance Units are forfeited and the Participant will receive no payout from the Performance Units.

4.

Involuntary Termination of Employment.  Should a Participant separate from the Company on an involuntary basis before completion of a Performance Cycle, he/she may be eligible for a full or partial payout on a Performance Unit grant, provided that the separation was not “for Cause”, as defined in Exhibit A.  A determination on award payout prior to the end of a Performance Cycle as the result of an involuntary termination of employment other than for Cause will be made on a case-by-case basis as recommended by the Plan Administrator and approved by the Compensation Committee.

          Should a Participant’s employment be terminated prior to the end of a Performance Cycle for Cause, all interests in the associated Performance Units are forfeited and the Participant will receive no payout from the Performance Units.

5.

Other.  Notwithstanding the other provisions of this Plan, upon recommendation of the Plan Administrator, the Compensation Committee may accelerate the vesting of any Performance Unit granted under the Plan.

The specific vesting requirements associated with any individual grant will be contained in the Performance Unit Grant Agreement, which confirms and evidences the grant of the Performance Units.

c.

Nonsolicitation Agreement.  As a condition to the vesting of grants under this Plan, Participant agrees, for a period of twelve (12) months after any Participant shall cease for any reason, whether voluntarily or involuntarily or as the result of death, disability or normal retirement, to be employed by the Company, that Participant will not, either individually or together with any other individual or organization directly or indirectly (i) induce any employee of the Company or any successor to terminate his or her employment with the Company or any successor, or to hire any employee or former employee of the Company or any successor, or (ii) cause, induce or encourage, directly or indirectly, any customer, depositor or client of the Company or any successor to terminate or adversely change any relationship with the Company or any successor or cause, induce or encourage any potential supplier, customer, depositor or client to not enter into any business relationship with the Company or any successor.

          Participant agrees and acknowledges that  (i) the provisions of this nonsolicitation agreement are reasonable and necessary for the protection of the Company, (ii) the breach of this nonsolicitation agreement by Participant will result in irreparable harm to the Company, (iii) no adequate remedy at law is available to the Company for the breach by Participant of the provisions of this nonsolicitation agreement, and (iv) the Company shall be entitled to specific enforcement of the provisions of this nonsolicitation agreement, and injunctive relief for any breach or threatened breach of this nonsolicitation agreement, without the necessity of proving actual monetary loss and without bond or other security being required.  In addition to specific performance and injunctive relief, in the event of a breach of this nonsolicitation agreement by Participant the Company shall be entitled to (i) forfeit any unpaid Performance Units granted to Participant under this Plan, (ii) recovery from Participant amounts paid to Participant in respect of Performance Units during the twelve (12) months preceding termination of Participant’s employment and (iii) such other damages to which the Company may be entitled.

d.

Active Employment Contingency.  Eligibility to receive grants under the Plan is dependent upon continuing active employment with the Company.  Except as provided in Section VI.b. of the Plan, eligibility to receive payouts from Performance Unit grants requires that the Participant have been actively employed with the Company on the last day of the performance period.

e.

Not an Employment Contract.  Participation in the Plan does not constitute an employment contract between the Participant and the Company. Unless Participant is party to an Individual Agreement, Participant remains an at will employee of the Company, subject to termination at the discretion of the Company.

f.	Tax Withholding. Payouts from Performance Unit grants are subject to withholding of amounts to pay applicable Federal and state income taxes.

g.

Payout.  Notwithstanding anything to the contrary, the payout with respect to the Performance Unit grants shall be made as soon as administratively feasible following the time that such Performance Units become vested, but in no event later than the 15th day of the third month following the year in which the such Performance Units become vested.

VII.	Certain Additional Payments By The Company

a.

Gross-Up Payments.  Unless a Participant under a change in control or similar agreement is entitled to a similar benefit as set forth in this Section VII. and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then a Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by a Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, a Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Notwithstanding the foregoing provisions of this Section VII.a., if it shall be determined that a Participant is entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to a Participant and the amounts payable under this Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section VI.b.1., unless an alternative method of reduction is elected by a Participant, and in any event shall be made in such a manner as to maximize the Value (as defined below) of all Payments actually made to a Participant. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section VII. The Company’s obligation to make Gross-Up Payments under this Section VII. shall not be conditioned upon the Participant’s termination of employment.

b.

Calculations.  Subject to the provisions of Section VII.c., all determinations required to be made under this Section VII. including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, or such other nationally recognized certified public accounting firm as may be designated by a Participant (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and a Participant within 15 business days of the receipt of notice from a Participant that there has been a Payment or such earlier time as is requested by the Company.

In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the Change in Control, a Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section VII., shall be paid by the Company to a Participant within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and a Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section VII.c. and a Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of a Participant.

c.

Notification.  A Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after a Participant is informed in writing of such claim.  A Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  A Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which a Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies a Participant in writing prior to the expiration of such period that the Company desires to contest such claim, a Participant shall:

1.	give the Company any information reasonably requested by the Company relating to such claim,

2.

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

3.	cooperate with the Company in good faith in order effectively to contest such claim, and

4.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold a Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section VII.c., the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of a Participant and direct a Participant to sue for a refund or contest the claim in any permissible manner, and a Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs a Participant to sue for a refund, the Company shall indemnify and hold a Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of a Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and a Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d.

Refunds.  If, after the receipt by a Participant of a Gross-Up Payment or payment by the Company of an amount on a Participant’s behalf pursuant to Section VII.c.,  a Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, a Participant shall (subject to the Company’s complying with the requirements of Section III.c., if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on a Participant’s behalf pursuant to Section VII.c., a determination is made that a Participant shall not be entitled to any refund with respect to such claim and the Company does not notify a Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

e.

Withholding.  Notwithstanding any other provision of this Section VII., the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of a Participant, all or any portion of any Gross-Up Payment, and a Participant hereby consents to such withholding.

	f.	Definitions. The following terms shall have the following meanings for purposes of this Section VII.

		1.	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

2.

“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

3.

A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit a Participant, whether paid or payable pursuant to this Agreement or otherwise.

		4.	The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

5.

“Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

VIII.	Plan Administration

a.

Administration.  The Plan shall be administered by the Plan Administrator, subject to the direction of the Compensation Committee.  The Compensation Committee has plenary authority with respect to the Plan.  The Compensation Committee has the authority, upon recommendation of the Plan Administrator or otherwise, to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Performance Unit issued under the Plan (and any agreement relating thereto) and to otherwise supervise administration of the Plan.  It may delegate administrative and operational responsibilities to the Plan Administrator or other persons or entities to ensure effective management of the Plan.

          Determinations with respect to any Performance Unit shall be made at the time of the grant of the Performance Unit or, unless in contravention of any express term of the Plan or any requirement of law, at any time thereafter. All decisions made by the Compensation Committee or any appropriately delegated officer (including the Plan Administrator) pursuant to the provisions of the Plan shall be final and binding on all persons, including the Participants, the Company and its affiliates, subsidiaries and shareholders.

b.

Arbitration.  The Company shall have the right to apply to a court to enjoin any breach or threatened breach by any current or former Participant of the nonsolicitation provisions of this Plan and any agreement subject to this Plan, and to recover damages in respect thereof.  Excepting the right of the Company to seek and obtain such relief, all claims and matters in question arising out of or related to this Plan, any agreement subject to this Plan or the relationship between the Company and any current or former Participant (the “parties”) created by this Plan and any such agreement, whether sounding in contract, tort or otherwise, shall be resolved by binding, self-administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and all such proceedings shall be subject to the Federal Arbitration Act.  There shall be three arbitrators.  Each of the Company and Participant shall designate an arbitrator, who need not be neutral, within 30 days of the notification of a party’s intent to proceed with arbitration.  The two arbitrators so designated shall elect a third arbitrator.  If either party fails to designate an arbitrator within the time specified or the two parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointment, the remaining arbitrator(s) shall be appointed by the AAA.  The arbitrators shall decide whether a particular dispute is or is not arbitrable.  Each party shall pay for the expenses incurred by its designated arbitrator and the costs of the third, neutral arbitrator shall be divided between the parties.  Only actual damages may be awarded and arbitrators shall have no authority to award punitive or exemplary damages, the parties hereby waiving their right, if any, to recover punitive or exemplary damages, either in arbitration or in litigation.  The arbitration shall take place in Houston, Texas.

          In the event of a dispute between the Company and a current or former Participant about the operation of the Plan, the Plan Administrator shall recommend and the Compensation Committee shall approve any resolution of the dispute on behalf of the Company on such basis as it may approve, and to conduct any litigation or arbitration proceeding on behalf of the Company.

c.	Status Reporting to Participants. Each Participant will receive an annual statement summarizing total Performance Units granted and status of performance measurements.

d.

No Pledge or Hypothecation.  No Performance Unit may be mortgaged, pledged, hypothecated, sold, assigned, transferred or subject to a security interest of any kind, and any attempt by a Participant shall be void and shall entitle the Compensation Committee to cancel the grant.

e.

Sunset Provision.  This Plan will terminate on the sixth anniversary of the Effective Date.  Prior to expiration, the Compensation Committee of the Board of Directors will evaluate the needs of the business and the performance of this Plan to determine if the Plan should be amended and renewed for an additional period of time.

f.

Amendment.  The Compensation Committee may amend, alter, or discontinue this Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Key Employee under a Performance Unit award without the Key Employee’s consent, except such an amendment made to comply with applicable law (including Section 409A of the Code), stock exchange rules or accounting rules.  In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or stock exchange rules.

          The Compensation Committee may amend the terms of any Performance Unit Plan Grant Agreement theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Key Employee under a Performance Unit award without the Key Employee’s consent except with respect to an amendment made to cause this Plan or Performance Unit award to comply with applicable law (including Section 409A of the Code), stock exchange rules or accounting rules.

Exhibit A

Franklin Bank Corp.
Key Employee Intermediate-Term Incentive Compensation Plan

Definitions of Key Terms

The following terms used in the Franklin Bank Corp. Key Employee Intermediate-Term Incentive Compensation Plan have the meanings set forth below:

Cause

Means, unless otherwise provided by the Compensation Committee in a Performance Unit Plan Grant Agreement, (i) “Cause” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the Participant’s employment duties, (C) willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect, or (D) prior to a Change in Control, such other events as shall be determined by the Committee.  Unless otherwise provided in an Individual Agreement with the Participant, the Plan Administrator shall determine whether “Cause” exists.  Such a determination by the Plan Administrator, when confirmed by the Compensation Committee, shall be final.

Change in Control	Means the happening of any of the following events:

          (i)          An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

          (ii)          A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          (iii)        Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Change in Control Price

Means the higher of (i) the highest reported sales price, regular way, of a share of common stock of the Company in any transaction reported on the Nasdaq (or such other national securities market or exchange as may at the time be the principal market for the Common Stock) during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of common stock of the Company paid in such tender or exchange offer or Corporate Transaction.  To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the board of directors.

Company	Means Franklin Bank Corp., a Delaware corporation and its successors, and its subsidiaries, including Franklin Bank, S.S.B.

Compensation Committee

Means the Compensation Committee of the board of directors of the Company, or such committee as the Board may from time to time designate, which shall be composed of not less than three Outside Directors, and shall be appointed by and serve at the pleasure of the board.

Disability

Means, unless otherwise provided by the Committee, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” permanent and total disability as determined under the Company’s Long Term Disability Plan applicable to the Participant.

Effective Date	Means the date this Plan is adopted by the Compensation Committee.

Employee	Means a person employed by the Company in a regular ongoing work relationship which meets applicable tests in labor regulation for employee status.

Individual Agreement	Means an employment, consulting or similar written agreement between a Participant and the Company or one of its subsidiaries or affiliates.

Nonsolicitation Agreement

Means the agreement between the Company and the Participant contained in Plan and in the Performance Unit Plan Grant Agreement in which the Participant agrees not to solicit FBC clients and/or employees twelve months following the termination of employment with the Company.

Normal Retirement	Means retirement from active employment with the Company at or after age 65 or such other age as may be established by the Compensation Committee.

Outside Director

Means a director of the Company who meets any applicable independent requirements of the Nasdaq and who qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended from time to time.

Performance Cycle

Means the length of time selected by the CEO and approved by the Compensation Committee over which a Key Employee’s performance will be measured against the performance and other any other standards established by the CEO and approved by the Compensation Committee for purposes of determining whether the Key Employee satisfied the performance standards and has become entitled to receive payment of the Performance Units; provided, that the Compensation Committee will make all such determinations regarding Performance Units granted to the CEO.

Performance Goals

Means the performance goals established by the CEO and approved by the Compensation Committee in connection with the grant of Performance Units; provided, that the Compensation Committee will make all such determinations regarding Performance Units granted to the CEO.  Such goals shall be based on the attainment of specified levels of one or more of the following measures with respect to the Company or a subsidiary, division or department of the Company for or within which the Participant performs services: specified levels of the Company’s stock price, market share, sales, asset quality, non-performing assets, earnings per share, return on equity, costs, earnings, marketing-spending efficiency, return on operating assets, return on assets, deposits, core non-interest income and/or levels of cost savings.  Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.  Performance Goals may be established using Threshold, Target and Outstanding levels of achievement, with a different number of Performance Units being earned at each level.

Performance Unit

Means a unit of monetary value which Participants will receive when their individual and collective efforts meet or exceed the performance standards established by the Company for the Performance Cycle.

While the value of a Performance Unit correlates to a degree with the value of the Company’s common stock, it does not have an intrinsic value.  A Performance Unit is not related in any legal manner to the common stock of the Company and it conveys no rights of ownership in the Company to the Key Employee.

Plan	Means the Franklin Bank Corp. Key Employee Intermediate-Term Incentive Compensation Plan, as amended, from time to time.

Plan Administrator

Means the Administrative Committee of the Company in existence from time to time or another committee of officers or outsiders designated by the Compensation Committee to administer the Plan, subject to the direction of the Compensation Committee.

Vesting

Means the satisfaction of Performance Goals and all other conditions contained in the Plan and the applicable Performance Unit Plan Grant Agreement entitling a Key Employee to receive the value of earned Performance Units.  Vesting occurs six months after the end of the Performance Cycle, subject to forfeiture or acceleration as provided in the Plan.

Participants should consult with the Plan Administrator for any additional information or clarification required about terms and conditions and operating guidelines of the Plan.

Exhibit B

FRANKLIN BANK CORP.

Key Employee Intermediate-Term Incentive Compensation Plan

Performance Unit Plan Grant Agreement

This Agreement is made the _____ day of _______________, 2006 (the “Agreement”), by and between Franklin Bank Corp. (the “Company”) and _________________________ (the “Participant”), an employee of the Company on this date.

A.      Declaration of Grant to Participant

In recognition of the Participant’s role in the Company and the extent of opportunities for the employee to contribute to the growth and success of the business, pursuant to the Franklin Bank Corp. Key Employee Intermediate-Term Incentive Compensation Plan (the “Plan”) the Compensation Committee, with the approval of the Company’s Board of Directors, grants to the Participant an intermediate-term incentive compensation award as follows:

          [_______] Performance Units provided that results achieved during the Performance Cycle, January 1, 2006 through December 31, 2008 meet the Threshold level of Performance Goals established for the period; [______] Performance Units if results meet the Target level of Performance Goals established for the period; and [_____] Performance Units if results meet the Outstanding level of Performance Goals established for the period.

This grant is made on the terms and conditions specified in this Agreement and in the Plan.  Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan.

B.	Terms and Conditions of the Grant

1.

Term of the Grant.  This grant will remain in effect until June 30, 2009 or until such time as the value of the grant is distributed to the Participant, the grant is terminated in accordance with the terms of the Plan, the grant is modified or terminated because of a change in the Plan itself, or the Participant’s employment with the Company terminates, which ever comes first.

2.

Performance Goals.  The Performance Goals to be satisfied by Participant in order to receive a payout under the Agreement are specified in Annex I to this Agreement.  Satisfaction of the Performance Goals is in addition to any other requirements of the Plan and this Agreement.

3.

Vesting.  Rights to this grant vest on June 30, 2009, the last day of the Performance Cycle, if the Performance Goals have been met, subject to acceleration and forfeiture as provided in the Plan.  There is no partial vesting of grant interests prior to that date, except as provided in the Plan or unless otherwise recommended by the Plan Administrator and approved by the Compensation Committee.  The Compensation Committee may amend the terms of any grant, subject to the provisions of the Plan.

4.

Determination of Grant Value.  The value of the grant will be determined as soon as practical following the close of the Performance Cycle when the Company can determine actual results achieved against the established Performance Goals.

The number of Performance Units earned will be multiplied by the unit value (average of quarter-end stock closing prices during the last year of the Performance Cycle) to determine the value of the grant.

5.

Distribution of Grant Value.  Distribution of the grant value will be made to the Participant in the form of a lump sum payment of cash as soon as practical following vesting of Performance Units.  Distribution of grant value may be accelerated or forfeited under the circumstances described in the Plan.  Notwithstanding anything to the contrary, the distribution of the grant value with respect to this grant of Performance Units shall be made no later than the 15th day of the third month following the year in which such grant becomes vested.

6.

Participant’s Rights.  A Participant’s rights and privileges hereunder are limited to receipt of the value of the Performance Units following the close of the Performance Cycle.  Performance Units do not represent an ownership interest in common stock of the Company or provide any rights or privileges associated with stock ownership, i.e., voting, receipt of dividends or participation in profit distributions.

7.	No Investment Requirement. The Participant is not required to make an investment in the Company in order to receive and participate in this grant of Performance Units.

8.

Forfeiture of Interests.  If a Participant (i) is terminated for reasons of Cause, as defined in Exhibit A of the Plan, or (ii) voluntarily terminates his or her employment with the Company, the Participant will forfeit all interests herein, as well as any undistributed awards from prior Performance Unit grants.

If the Participant violates the provisions of his/her nonsolicitation covenant with the Company contained in the Plan and in Section 9 of this Agreement, any undistributed awards from the Plan are forfeited and the Company shall be entitled to the remedies contained in the Plan and Section 9 of the Agreement.

9.

Nonsolicitation Agreement.  As a condition to the vesting of this grant under the Plan, Participant hereby agrees, for a period of twelve (12) months after any Participant shall cease for any reason, whether voluntarily or involuntarily or as the result of death, disability or normal retirement, to be employed by the Company, that Participant will not, either individually or together with any other individual or organization directly or indirectly (i) induce any employee of the Company or any successor to terminate his or her employment with the Company or any successor, or to hire any employee or former employee of the Company or any successor, or (ii) cause, induce or encourage, directly or indirectly, any customer, depositor or client of the Company or any successor to terminate or adversely change any relationship with the Company or any successor or cause, induce or encourage any potential supplier, customer, depositor or client to not enter into any business relationship with the Company or any successor.

Participant agrees and acknowledges that  (i) the provisions of this nonsolicitation agreement are reasonable and necessary for the protection of the Company, (ii) the breach of this nonsolicitation agreement by Participant will result in irreparable harm to the Company, (iii) no adequate remedy at law is available to the Company for the breach by Participant of the provisions of this nonsolicitation agreement, and (iv) the Company shall be entitled to specific enforcement of the provisions of this nonsolicitation agreement, and injunctive relief for any breach or threatened breach of this nonsolicitation agreement, without the necessity of proving actual monetary loss and without bond or other security being required.  In addition to specific performance and injunctive relief, in the event of a breach of this nonsolicitation agreement by Participant the Company shall be entitled to (i) forfeit any unpaid Pe rformance Units granted to Participant under this Plan, (ii) recovery from Participant amounts paid to Participant in respect of Performance Units during the twelve (12) months preceding termination of Participant’s employment and (iii) such other damages to which the Company may be entitled.

10.

Active Employment Contingency.  The Participant’s opportunity to receive grants and to vest interests in grants is contingent upon continuation of active employment with the Company, including cases of Normal Retirement, Disability or death as contained in the Plan.

11.

Nontransferability of Grant.  The Participant’s rights and financial interests in this grant may not be pledged, hypothecated, sold or transferred other than by will or laws of descent and distribution.  The grant may only be exercised during the Participant’s lifetime by the Participant or by his or her legal representatives in the event of the Participant’s Disability or death.

12.

No Employment Rights.  Receipt of grants under this Plan does not constitute an employment agreement between the Participant and the Company.  Unless restricted by the terms of an Individual Agreement, Participant’s employment relationship may be terminated at any time by either party at will.

C.	Notices

Any notice hereunder to the Company shall be addressed to its offices in Houston, TX to the attention of the Plan Administrator, and any notice to the Participant shall be addressed to him or her at the address of record in the Company’s personnel files.

D.	Participant Bound by Plan

The Participant acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by all of the terms, provisions and methods therein contained.

In witness whereof, the Company has caused this agreement to be executed on its behalf by the Plan Administrator(s) and the Participant on the date indicated.

For the Company	By the Participant

Annex I to Exhibit B

FRANKLIN BANK CORP.

Performance Goals

Performance Cycle:  The Performance Cycle applicable to the Performance Units evidenced by this Agreement begins January 1, 2005 and ends December 31, 2008.

Performance Units:  Participant will earn [____] Performance Units upon satisfaction of the Threshold Performance Level set forth below; [___] Performance Units upon satisfaction of the Target Performance Level set forth below; and [___] Performance Units upon satisfaction of the Outstanding Performance Level set forth below.  No Performance Units will be earned unless the Threshold Performance Level is satisfied.  If Participant’s Performance Level exceeds the Threshold Performance level, but is less than the Target Performance, or exceeds the Target Performance Level but is less than the Outstanding Performance Level, the difference will be interpolated as described below to determine the Performance Units earned.  Performance Units earned will entitle Participant to a cash payment calculated as described below.

Vesting:  Subject to acceleration and forfeiture as provided in the Plan and satisfaction of the Performance Goals and the other provisions of this Agreement and the Plan, the Performance Units evidenced by this Agreement vest on June 30, 2009.  Payment of the cash sum due upon vesting of the Performance Units will be made as soon as practicable after vesting and in compliance with the terms of the Plan.

Performance Goals:  The Performance Goals applicable to this Agreement are the (1) annual percentage increase in net income available to the common stock (“NICS”) during each of the years 2006, 2007 and 2008, as compared to each of the immediately preceding years, and (2) the percentage increase in annual fully diluted earnings per share (“FDEPS”) during each of the years 2006, 2007 and 2008, and (3) for line managers and operating unit managers, the annual percentage increase in net income before taxes (“NIBT”) during each of the years 2006, 2007 and 2008, as compared to each of the immediately preceding years.  The Threshold, Target and Outstanding Levels of annual percentage increase in NICS are [___]%, [___]% and [___]%, respectively.  The Threshold, Target and Outstanding Levels of annual percentage increase in FDEPS are [___]%, [___]% and [___]%, respectively.  For line managers and operating unit managers, the Threshold, Target and Outstanding Levels of annual percentage increase in NBIT are [____]%, [____]% and [____]%, respectively.

In determining whether the Performance Goals have been satisfied the Company shall perform the following calculations: (1) calculate the NICS Factor, (2) calculate the FDEPS Factor, (3) for line managers and operating unit managers, calculate the NBIT Factor, (4) calculate the Employee Performance Level, (5) adjust the applicable Performance Units to interpolate between Employee Performance Levels and (6) determine the amount due to Participant.